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                                                                    EXHIBIT 12.1


              SUNDSTRAND CORPORATION AND CONSOLIDATED SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges



                                                Nine Months Ended
                                                  September 30,                         Year Ended December 31,
                                              ----------------------    -------------------------------------------------------
                                                 1995        1994         1994        1993        1992        1991       1990
                                              ---------   ----------    --------   ---------   ---------   ---------   --------
Earnings Available for Fixed Charges:
  Income from continuing operations before
    income taxes and cumulative effect of
    accounting change                             $77         $95         $149        $133        $110        $146        $160
  Equity in undistributed earnings of less-
    than-fifty-percent-owned companies              -           -            -           -          (1)          -          (1)
  Fixed charges, excluding capitalized
    interest                                       29          25           35          46          66          77          97
                                               ------      ------       ------      ------      ------      ------      ------
                                                 $106        $120         $184        $179        $175        $223        $256
                                               ======      ======       ======      ======      ======      ======      ======
Fixed Charges:
  Interest and expense on indebtedness,
    excluding capitalized interest                $25         $21          $30         $40         $59         $70         $91
  Capitalized interest                              -           -            -           -           -           1           1
  One-third of rental expense, net of
    subleasing, for operating leases                4           4            5           6           7           7           6
                                               ------      ------       ------      ------      ------      ------      ------
                                                  $29         $25          $35         $46         $66         $78         $98
                                               ======      ======       ======      ======      ======      ======      ======
Ratio of Earnings to Fixed Charges                3.7         4.8          5.3         3.9         2.7         2.9         2.6

